Exhibit 10.15

Stephen Aiena
New Media Dimensions
1950 Aspen Street
Los Osos, CA 93402

8th August 2003

Mr. Tom Szabo
Mr. Corbin Bernsen
Mr. Shaun Edwardes
PublicFilmWorks
14759 Oxnard Street
Van Nuys, CA. 91411

Subject: Contract For Development of The publicfilmworks.com Website

Thank you for your interest in retaining the services of New Media Dimensions (NMD) for the purpose of developing the publicfilmworks.com website (The Website). This letter (with its associated attachment) presents NMD’s general strategy for achieving your goals and includes a cost estimate for the two-phase development process we have discussed. If this proposal is acceptable to you, please sign the Acceptance portion of this document.

Sincerely,

/s/ Stephen Aiena

Stephen Aiena

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Scope of Services To Be Rendered

General Requirements For The Website

General requirements set forth by PFW for The Website are:

•                    The Website development will proceed in a two-phase manner. The specific requirements for each phase are described below.

•                    The Website will be developed using open source tools (e.g., PHP, MySQL) whenever possible and will run on dedicated server hosts running LINUX operating system.

•                    The Website is expected to launch publicly around 1 January 2004.

Two-Phase Development Process

Phase 1 of the development process is currently scheduled as a four-month process beginning 1 August 2003 and ending 30 November 2003. The principle goals for Phase 1 development include:

•                    Visual redesign of the entire publicfilmworks website. This redesign will aim for an overall refinement of the “studio lot” model represented on the current publicfilmworks.com website. Additional goals of the redesign include improvement of the site navigation features, optimization of opportunities for sponsored site elements (e.g., billboards, sponsored products, department lobbies), and consideration for each soundstage to have a unique (yet easily applied) graphical treatment.

•                    Re-Engineering of the Soundstage for the first PFW movie “3 Day Test” and of the Executive Office. Although substantially based on the Soundstage and Executive Office sections of the current publicfilmworks.com website, the re-engineered sections will be dynamic, database driven entities. Specific development tasks associated with this re-engineering appear in “Website Development Tasks (Parts 1 & 2) in Attachment 1.

Phase 2 of the development process is currently scheduled as a one-month process beginning 1 December 2003 and ending 31 December 2003. The principle goals for Phase 2 development include:

•                    Develop, on an as-needed basis, administrative HTML forms through which PFW staff and sponsors can interact with the website’s contents and obtain product sponsorship and user demographics statistics.

•                    Re-Engineer the Post-Production Departments and other buildings on the studio lot (i.e., News Kiosk, Studio Store, Studio Cafe, Studio Offices, Studio Theater).

During Phase 2, PFW also will prioritize additional requirements for The Website including implementation of Chat Rooms for the Cafe building and integration of streaming video into the soundstage and theatre buildings. As the requirements for additional features are refined, the feasibility of implementing these items within the current budget will be determined.

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Fees, Expenses, and Development Milestones

Professional Services

NMD will invoice PFW on a bi-weekly basis for professional services rendered as well as any out-of-pocket costs (including travel, meals, phone, courier, storage media, and hardware and software acquired on behalf of PFW), and invoices are due upon presentment.

The cost for Professional Services will be based on the following hourly billing rates:

Producer	$50/hour
Director	$75/hour
Web Engineer	$70/hour
Graphic Designer	$75/hour

It is understood that performance of the Professional Services and the accruement of out-of-pocket costs began on 1 August 2003.

Server Hardware

During the initial development phase, NMD will specify the required server hardware and accessories, but these items will be purchased directly by PFW. The anticipated cost for procurement and configuration of two Pentium-4-based server hosts is approximately $7000.00.

Server Colocation

NMD will also recommend server colocation solutions, but the actual colocation agreement will be established directly between PFW and the colocation services provider. The anticipated minimum cost for colocation of the server hardware is approximately: $150.00 one-time setup fee, plus $150.00 per month for colocation and minimum bandwidth utilization. Additional bandwidth costs will be incurred as site traffic increases, and such costs will be determined by market rates.

Software Licenses

Because development of The Website will be performed using open source tools whenever possible, costs for software licenses will be limited. As PFW refines the requirements for specific features (e.g., Chat), NMD may recommend solutions that entail software license fees, and PFW will be responsible for paying these fees.

Additional Services

During the course of this engagement, PFW may request that NMD perform additional tasks related to this project that are not specifically included in this contract. In such cases, NMD will acknowledge via email such tasks as additional services and will proceed to provide the services upon receiving a simple email approval to proceed from PFW. Such services shall be billed and paid according to the provisions of this agreement.

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Development Milestones

Approximate Date	Milestone
8/15/2003	Preliminary Requirements (e.g., Mockups of Admin Forms, Navigation flowchart, Partial Storyboards published
8/22/2003	Database Implemented; rudimentary administrative HTML forms available for population of database with sample data.
8/22/2003	Final site navigation flowchart/storyboards published
9/15/2003	Site Navigation implemented, non-interactive pages viewable in browser
10/8/2003	Interactive features (e.g., voting implemented )
10/15/2003	Vanilla Site ready for application of graphical design elements
11/10/2003	Site ready for internal testing
12/1/2003	Site ready for external (BETA testing )
1/1/2004	Site ready for live use

Conditions

NMD’s timing and fee estimates are based upon receiving timely responsiveness and cooperation from PFW and other vendors. Completion dates will change if required information, approvals or ordered materials are not timely provided or if changes are requested. The number of hours (and therefore fees charged) may also be impacted by delays or changes.

PFW retains all right, title and interest to all material provided by PFW to NMD to include on The Website or in the Work Product (as defined below), including, without limitation, trademarks, service marks, and logos. Upon payment of the fees described herein, PFW will obtain all rights to the Work Product except as indicated in the following paragraph.

PFW acknowledges that we will be incorporating into the Work Product pre-existing works and software development tools that may be either Open Source (requiring no license or royalty fee) or owned by a third party, as well as new or custom development tools, concepts, methodologies and techniques owned by us (collectively “Tools”). The Tools shall remain the property of the owner, whether it be us or Open Source which cannot be transferred. To the extent that any Tools (including any copyrighted material) belonging to us are incorporated into the Work Product, a perpetual, non-exclusive, paid-up license is granted to PFW that includes the right to use, modify, or transfer the Tools (as incorporated into the Work Product) in any manner at PFW’s expense. New Media Dimensions is not required under this contract to provide PFW with documentation, maintenance, or support of The Tools.

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We hereby represent and warrant that (i) all copyrightable material, notes, records, designs, documentation and other work product created under this Agreement (collectively the “Work Product”) will be our original work (excluding any PFW materials included in the Work Product at PFW’s request); (ii) the Work Product (excluding and PFW materials included in the Work Product at PFW’s request) will not infringe the copyright, patent, trade secret, trademark, or any other intellectual property right of any third party; (iii) the Work Product (excluding any PFW materials included in the Work Product at PFW’s request) will not be obscene, libelous or violate the right of privacy or publicity of any third party; and (iv) the Work Product will not contain any virus, trap door, worm or any other device injurious or damaging to software or hardware used in conjunction with the Work Product.

PFW represents and warrants that any PFW materials included in the Work Product or website at PFW’s request (i) will not infringe the copyright, patent, trade secret, trademark, or any other intellectual property right of any third party; (ii) will not be obscene, libelous or violate the right of privacy or publicity of any third party and (iii) will not contain any virus, trap door, worm or any other device injurious or damaging to software or hardware used in conjunction with the Work Product.

Either party may terminate this Agreement by written notice if the other party fails to perform any material obligation under this Agreement. The notice of termination will include a reasonably specific explanation of the nature of the breaching party’s default. This Agreement will terminate fifteen (15) days after such notice if the breaching party fails to cure the default.

This Agreement will be governed and construed according to California law, without reference to its conflicts of law principles. The parties hereby consent to the personal jurisdiction of the state and federal courts in Los Angeles County, California for any dispute arising out of or related to this Agreement.

Warranties/Limitations of Liability

New Media Dimensions explicitly disclaims any warranty of merchantability or fitness for a particular purpose whatsoever.

New Media Dimensions is not liable for: (a) loss resulting from the use, installation, and or discontinuation of The Website, including but not limited to losses resulting from delays, improper or incomplete delivery of information, computer viruses, interruption of service or damage to equipment; (b) damages relating to Client’s failure to perform Client’s responsibilities under this Agreement or any other agreement; (c) lost profits or other consequential damages of Client or a third party, even if New Media Dimensions has been advised of the possibility of such damages: (d) any claim against Client by a third party:

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(e) the monitoring or supervision of content transmitted by Client or a third party, regardless of notice of illegal or inaccurate matters;

(f) performance of its obligations hereunder where delayed or hindered by force majuere, including without limitation, war, riots, embargoes, strikes or other concealed acts of workmen, casualties, accidents, acts of nature (including floods and earthquakes), or other occurrences beyond New Media Dimensions’s control. New Media Dimensions shall notify Client in the event of any occurrence(s) listed in (g), and should such occurrence continue for more than sixty (60) days, New Media Dimensions or Client, upon written notice, may terminate this Agreement with no future obligations to be incurred.  Notwithstanding the foregoing, Client is still under the obligation to pay New Media Dimensions any sums incurred prior to the termination of the Agreement.

Indemnification

Client agrees to use The Website in a manner permitted by applicable local, state and federal laws. Client is prohibited from transmitting any material in violation of local, state or federal law, including, but not limited to, (a) the use of copyrighted material without permission of the copyright holder, (b) material legally judged to be threatening or obscene, or (c) material protected by trade secret or trademark laws without the permission of the trade secret or trademark holder. Client agrees to indemnify, defend and hold New Media Dimensions harmless from and against any and all liability, claims, actions, damages, injuries, threats of litigation, lawsuits, judgments, decrees, costs and expenses (including attorneys’ fees and costs) relating to (i) direct or indirect damage to another party by use of The Website; (ii) Client’s use of The Website or (iii) Client’s breach of this Agreement or other agreements. Notwithstanding the foregoing, Client agrees that New Media Dimensions has sole and absolute discretion to select the counsel to defend New Media Dimensions in any claim, action, threat of litigation, or lawsuit arising out of event(s) enumerated in this section.

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General

1.               Client shall not assign or transfer any rights or obligations under this Agreement without New Media Dimensions ‘ prior written approval, which shall not be unreasonably withheld;

2.               This Agreement shall be binding on all successors, heirs and assigns of the parties;

3.               Any legal action arising out of failure, malfunction or defect of The Website shall be brought within one year of the occurrence, or is deemed waived;

4.               Either party’s breach of any provision in this Agreement can only be waived in writing;

5.               Waiver of any breach of the Agreement by Client shall not be deemed to be a waiver of any other breach;

6.               This Agreement and the exhibits incorporated herein by reference constitute the complete exclusive statement of agreement between the parties and replaces and supersedes all prior written and oral agreements or statements by and among the parties or any of them. No representation, statement, condition or warranty not contained in this Agreement or the exhibits will be binding on either of the parties or will have any force or affect whatsoever;

7.               Neither Client nor New Media Dimensions has made any promise, representation, or warranty, explicit or implied, that is not set forth in this Agreement;

8.               To be effective, any amendments to this Agreement must be in writing and signed by both parties;

9.               If any provision of this Agreement is held by a Court of competent jurisdiction or mutually agreed on authority, to be invalid, void, or unenforceable, the remainder of the Agreement will nevertheless continue in full force and effect without impairment or invalidation;

10.         This Agreement shall be governed and interpreted by the laws of the State of California applicable to such contracts entirely made and performed in said jurisdiction.

11.         Time is of the essence of this Agreement;

12.         The parties’ respective rights and remedies under this Agreement are cumulative with and in addition to all other legal and equitable rights and remedies which the parties may have under applicable law.

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Nondisclosure

Definition of Confidential Information:

NMD and PFW agree that all information and materials disclosed by either party, including the terms and conditions of this Agreement, will be considered and referred to collectively in this Agreement as “Confidential Information”. Confidential Information does not include information that is now or subsequently becomes generally available to the public through no fault or breach on the part of either party; either party can demonstrate to have had rightfully in its possession prior to disclosure to the receiving party; is independently developed by either party without the use of any Confidential Information; or either party rightfully obtains from a third party who has the right to transfer or disclose it.

Nondisclosure and Nonuse of Confidential Information:

NMD and PFW shall not disclose, publish, or otherwise disseminate Confidential Information to anyone other than those of its employees and trusted subcontractors with a need to know, and each party shall take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. The parties accept the Confidential Information for the sole purpose of evaluation in connection with either parties’ business discussions with each other. Each party shall not use Confidential Information otherwise for its own or any third party’s benefit without the prior written approval of an authorized representative of the disclosing party in each instance. The foregoing restrictions on Confidential Information shall not apply to Confidential Information that is required to be disclosed in connection with any suit, action or other dispute related to the Confidential Information, or otherwise required to be disclosed as a matter of law.

Compliance with Law/Renegotiation

The parties will comply with all governmental rules and regulations applicable to the performance of its obligations hereunder. The parties agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out this Agreement.

Notice

All notices, requests and other communications hereunder required to be in writing pursuant to the Agreement will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

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If to Client, to:

PublicFilmWorks
14759 Oxnard Street
Van Nuys, Ca. 91411

If to New Media Dimensions , to:

New Media Dimensions
1950 Aspen Street
Los Osos, CA 92304

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in thi section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Arbitration

Any controversy or claim relating to this contract or breach thereof, unless otherwise settled by agreement of the parties, will be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment on the arbitrator’s award may be entered in any Court having jurisdiction thereof.

Attorneys’ Fees

Should any party hereto reasonably retain counsel for the purpose of preventing a breach or enforcing remedies for a breach of this Agreement, including, but not limited to, instituting any arbitration or any action at law or in equity, including an action for declaratory relief or for any other judicial remedy, then if said matter is settled by judicial determination (which term includes arbitration), the prevailing party (whether at trial or appeal), shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to reasonable attorneys’ fees and costs for the services rendered to such prevailing party.

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Acceptance

If this Agreement is acceptable to Client, indicate said acceptance in the appropriate space provided below. Once signed by Client and New Media Dimensions this Agreement will be binding upon all parties hereto. These signatures apply to the above conditions, as well as attachments and exhibits incorporated by reference, constituting the entire agreement between the parties.

By signing below, I affirm that I am acting within the scope of my authority to enter a binding agreement. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.

Date Contract Signed: Aug. 8th 2003	Date Contract Signed: Aug. 8th 2003
Signature:	Signature:

Name & Title:	Name & Title:
SHAUN EDWARDES, EXEC VP	STEPHEN AIENA, OWNER
PublicFilmWorks	New Media Dimensions

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